Exhibit 10.2
CHANGE IN CONTROL AGREEMENT
As Amended and Restated Effective February 25, 2008
     THIS CHANGE IN CONTROL AGREEMENT is made as of February 25, 2008 (the “Effective Date”), by and between Office Depot, Inc., a Delaware corporation (the “Company”), and Charles E. Brown (the “Executive”).
     The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.
     As a result, the Company and the Executive entered into a change in control agreement (the “Original Agreement”) dated May 28, 1998. The Company and the Executive hereby amend and restate the Original Agreement in its entirety in the form of this Agreement in order to evidence formal compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (collectively “Section 409A”) and to otherwise update and clarify the Original Agreement.
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. CERTAIN DEFINITIONS. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

     (b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on May 27, 2008; provided that on May 27, 2008, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
     2. CHANGE OF CONTROL. For the purpose of this Agreement, a “Change of Control” shall mean:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (such 20% ownership shall be referred to as the “Threshold Amount”); provided, however, that for purposes of this subsection (a), if the Threshold Amount is reached by reason of the following events, a Change in Control will not be triggered: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company of the Company’s outstanding common stock, or (ii) any acquisition by any person pursuant to a transaction which complies with each and all of clauses (i), (ii) and (iii) of subsection (c) of this Section 2. For the sake of clarity, if the Threshold Amount is reached by reason of the Company repurchasing its own outstanding common stock, a Change in Control will be triggered; or
     (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     3. EMPLOYMENT PERIOD. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first anniversary of such date (the “Employment Period”). Such period may be extended in writing by the mutual agreement of the Company and the Executive at any time prior to such first anniversary.
     4. TERMS OF EMPLOYMENT. (a) POSITION AND DUTIES. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) COMPENSATION. (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary, including any applicable car allowance (“Annual Base Salary”), which shall be paid in installments in accordance with the Company’s standard payroll practices for salary, at least equal to twelve times the highest monthly base salary and car allowance paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
     (ii) ANNUAL BONUS. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s annual bonus plans, or any comparable bonus under any predecessor or successor plan or plans, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Notwithstanding the previous sentence, the Executive shall be awarded the Annual Bonus only if the Executive is employed by the Company at the end of the applicable fiscal year ending during the Employment Period. Each such Annual Bonus shall be paid in the fiscal year next following the fiscal year for which the Annual Bonus is awarded, no later than the fifteenth day of the third month of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to the terms of any deferred compensation arrangement maintained by the Company that permits such deferral.

     (iii) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer Executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
     (iv) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
     (v) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Executive incurs the corresponding expense during the Employment Period and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

     (vi) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (vii) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     (viii) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
     5. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

     (b) CAUSE. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or
     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
     (c) GOOD REASON. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
     (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
     (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
     (v) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement.
For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately preceding the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.
     (d) TERMINATION OF EMPLOYMENT. For purposes of this Agreement, “Termination of Employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.
     (e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (f) DATE OF TERMINATION. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          6. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) GOOD REASON; BY COMPANY OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Executive shall incur a Termination of Employment initiated by the Company other than for Cause, death or Disability or by the Executive for Good Reason:
     (i) the Company shall pay to the Executive the following amounts:
     A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid which shall be paid in accordance with the Company’s standard payroll practices for salary, (2) in lieu of any bonus that might otherwise have been payable to the Executive under the Company’s annual bonus plan(s) for the corresponding bonus period(s) that contain the Date of Termination, the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 which shall be paid in a lump sum in cash within 30 days following the date of the Executive’s Termination of Employment and (3) any accrued vacation pay due under the terms of the Company’s vacation policy to the extent not theretofore paid which shall be paid at the time specified in the Company’s vacation policy (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
     B. the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus which shall be paid in a lump sum in cash within 30 days following the date of the Executive’s Termination of Employment;
     (ii) the Company shall pay to the Executive a lump sum in cash within 30 days following the date of the Executive’s Termination of Employment equal to the product of (I) the Company’s monthly COBRA premium in effect on the Date of Termination under the Company’s group health plan for the type of coverage in effect under such plan (e.g., family coverage) for the Executive on the Date of Termination, and (II) 24;

     (iii) within 30 days following the date of the Executive’s Termination of Employment, the Company shall purchase a 24 month executive outplacement services package for the Executive from the provider generally used by the Company for such purposes on the Date of Termination; and
     (iv) to the extent not theretofore paid or provided, the Company shall pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies in accordance with the terms of the applicable plan, program, policy, practice, contract or agreement, except as expressly provided otherwise by this Agreement (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
     (b) DEATH. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of the amounts set forth in Section 6(a)(i) and the provision of Other Benefits.
     (c) DISABILITY. If the Executive shall incur a Termination of Employment by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the amounts set forth in Section 6(a)(i) and the provision of Other Benefits.
     (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the payment of the amounts set forth in Section 6(a)(i)(A)(1) and (3) and the provision of Other Benefits. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the amounts set forth in Section 6(a)(i)(A)(1) and (3) and the provision of Other Benefits.
     (e) SIX MONTH DELAY. Notwithstanding the payment timing specified above, in the event the Executive is a “specified employee” on the date of the Executive’s Termination of Employment, as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of the Executive’s Termination of Employment, the following payments shall be paid no earlier than the date that is six months after the date of such Termination of Employment (if the Executive dies after the Executive’s Termination of Employment but before any such payment is made, such payment will be paid to the Executive’s estate without regard to any six-month delay that otherwise applies to specified employees):

     (i) the payments described in Section 6(a)(i)(A)(2), Section 6(a)(i)(B) and Section 6(a)(ii) to be made to the Executive on account of his Termination of Employment initiated by the Company other than for Cause, death or Disability or by the Executive for Good Reason; and
     (ii) the payment described in Section 6(a)(i)(A)(2) to be made to the Executive on account of his Termination of Employment initiated by the Company by reason of the Executive’s Disability.
For purposes of this Agreement, “specified employee” shall be defined as provided in Section 409A(a)(2)(B)(i) of the Code and “specified employee identification date” shall be defined as provided in Treasury Regulation §1.409A-1(i).
     7. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     8. FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Executive incurs the corresponding expense during the term of this Agreement or the period of two years thereafter and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company. However, in the event the Executive is a “specified employee” on the Executive’s Date of Termination (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of the Executive’s “separation from service”), and to the extent that any portion of such reimbursements relate to expenses that were triggered by the Executive’s “separation from service,” such reimbursements shall be paid no earlier than the date that is six months after the date of such “separation from service” (if the Executive dies after the Executive’s Date of Termination but before such reimbursements have been made, such reimbursements will be paid to the Executive’s estate in a lump sum without regard to any six-month delay that otherwise applies to specified employees).
     9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
     (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche or such other certified public accounting firm as may be designated by the Executive (the

“Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim;
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Notwithstanding the foregoing, (i) each Gross-Up Payment required to be made by the Company to the Executive hereunder and each repayment of a Gross-Up Payment required to be made by the Executive to the Company hereunder shall be paid no later than the end of the calendar year next following the calendar year in which the Executive remits the corresponding taxes to the Internal Revenue Service, (ii) each reimbursement of expenses related to a tax contest addressing the existence or amount of a tax liability required to be made by the Company to the Executive hereunder and each repayment of such a reimbursement required to be made by the Executive to the Company hereunder shall be paid no later than the end of the calendar year next following the calendar year in which the Executive remits to the Internal Revenue Service the taxes that are the subject of the contest or, where as a result of the contest no taxes are due or are remitted but other reimbursable costs and/or expenses have been incurred, the end of the calendar year following the calendar year in which the contest is completed or there is a final and nonappealable settlement or other resolution of the contest; and (iii) in the event the Executive is a “specified employee” on the Executive’s Date of Termination (as determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of the Executive’s “separation from service”), and to the extent that any portion of such Gross-Up Payments relates to compensation that was triggered by the Executive’s “separation from service” and/or any portion of such reimbursements related to expenses that were triggered by the Executive’s “separation from service,” such portion of the Gross-Up Payments and/or such portion of the reimbursements, as applicable, shall be paid no earlier than the date that is six months after the date of such “separation from service” (if the Executive dies after the Executive’s Date of Termination but before any such payments are made, the payments will be paid to the Executive’s estate without regard to any six-month delay that otherwise applies to specified employees).
     10. CODE SECTION 409A. It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and/or any tax penalty that may be imposed under Section 409A of the Code. The Executive acknowledges and agrees that the Company has made no representation to the Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that the Executive is solely responsible for all taxes due with respect to such compensation and benefits.
     11. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     12. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     13. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
IF TO THE EXECUTIVE:
Charles E. Brown
c/o Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
IF TO THE COMPANY:
Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attention: Chief Executive Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitations the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Charles E. Brown
Executive, Charles E. Brown
Date: February 25, 2008

OFFICE DEPOT, INC.
By:	/s/ Steve Odland
Its: Chief Executive Officer

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